EXHIBIT 99.1

          Transnational Financial Network Announces increase in number of shares to be purchase by Pegasus Funds

July 10, 2006 - Transnational Financial Network, Inc. (AMEX: TFN - News), a wholesale and retail mortgage banking firm, announced today that its board of directors had approved an increase in the number of shares of Common Stock to be acquired by an affiliate of Pegasus Funds, LLC, a Dallas based private equity fund. Originally, Pegasus had agreed to purchase 2,500,000 shares of its common stock for $0.70 per share and the amendment increases that number to 3,000,000. The amendment also grants Pegasus an 8% due diligence fee on the moneys raised and extends the closing to July 21, 2006.

The terms of the original warrant granted to Pegasus to purchase 1,650,000 shares of Common Stock for $0.70 remains unchanged.

Transnational Financial Network, Inc. is a wholesale and retail mortgage banker that originates, funds and sells mortgage loans secured by one to four family residential properties. Through its strong sales and broker service programs, the Company has built a foundation for growth and expansion, principally in the markets of Northern California, Southern California and Arizona.

This News Release may contain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct.